Exhibit 10.12

ASSIGNMENT AGREEMENT AND

AMENDMENT TO EMPLOYMENT AGREEMENT

This Assignment Agreement and Amendment to Employment Agreement (this “Agreement”) is entered into this       th day of             , 2008, to be effective as of the Effective Date (as defined below), among Rhino Energy LLC (“Assignor”), a Delaware limited liability company, Rhino Resources, Inc. (“Assignee”), a Delaware corporation, and Christopher N. Moravec (the “Employee”).  Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Employment Agreement (as defined below).

WHEREAS, the Assignor and the Employee are parties to the Employment Agreement dated March 11, 2007 by and between Assignor and Employee (the “Employment Agreement”);

WHEREAS, the Assignee is an affiliate of the Assignor; and

WHEREAS, the Assignor desires to assign all of its rights and obligations under the Employment Agreement to the Assignee upon the completion of an initial public offering of common stock of Assignee (the “IPO”);

NOW, THEREFORE, the parties hereto agree as follows:

1.                                       The Assignor hereby assigns to the Assignee all of the Assignor’s rights and obligations under the Employment Agreement pursuant to Section 11 of the Employment Agreement, such assignment to become effective upon the closing of the IPO (the “Effective Date”).   The Assignor acknowledges that this Assignment shall not relieve the Assignor from its obligations under the Employment Agreement up to and through the Effective Date.

2.                                       The Assignee hereby accepts from the Assignor all of the Assignor’s rights under the Employment Agreement and undertakes, assumes and agrees to perform, pay and become liable for and discharge when due all of the Assignor’s liabilities and obligations under the Employment Agreement accruing from and after the Effective Date.

3.                                       This Assignment Agreement shall operate as, and constitute an, amendment to the Employment Agreement pursuant to which Assignee replaces Assignor as the Employer under the Employment Agreement and Employee ceases to be employed by Assignor and becomes an employee of Assignee.

4.                                       Employee hereby (a) acknowledges and accepts the assignment by Assignor to the Assignee of all of the Assignor’s rights and obligations under the Employment Agreement with such assignment to be effective as of the Effective Date and (b) acknowledges that the assignment of Employee’s employment and Assignor’s rights and obligations under the Employment Agreement shall not cause a termination of Employee’s employment for purposes of the Employment Agreement.

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5.                                       At the Effective Time, the Employment Agreement shall be amended to add a new paragraph 9 (and existing Paragraphs 9 through 17 of the Employment Agreement shall be deemed renumbered accordingly) as follows:

9.              Indemnification.  Subject to the Employer’s bylaws, Employer shall indemnify and hold harmless Employee from and against any loss, cost, damage, expense, or liability incurred by Employee for any action taken by Employee in the scope of Employee’s employment for the Employer, provided such action (i) is within the scope, duties, and authority of Employee, (ii) is not in willful violation of any law, regulation, or code of conduct adopted by the Employer, and (iii) does not constitute gross negligence or intentional misconduct by Employee.  The obligations of Employer under this Section 9 shall survive the termination of this Agreement.  If there is any conflict between this Section 9 and the Employer’s bylaws, the Employer’s bylaws shall control.

6.                                       This Assignment Agreement shall be construed and enforced pursuant to the laws of the Commonwealth of Kentucky, including matters of law relating to choice of law.  Employee hereby consents to the jurisdiction of the courts of the Commonwealth of Kentucky, including the Fayette Circuit Court and hereby waives any objection to venue of any action brought in said court.

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IN WITNESS WHEREOF, the parties hereto have each caused this Assignment Agreement to be executed, each as of the date first above written.

ASSIGNOR:

RHINO ENERGY LLC

By:
Nicholas R. Glancy
Chief Executive Officer

ASSIGNEE:

RHINO RESOURCES, INC.

By:
Nicholas R. Glancy
Chief Executive Officer

EMPLOYEE:

CHRISTOPHER N. MORAVEC

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) executed this 11th day of March, 2007, and effective on the date provided herein, is between Rhino Energy LLC (“Employer”) and Christopher N. Moravec (“Employee”).

W I T N E S S E T H

WHEREAS Employer desires to employ Employee on the terms hereof, and Employee desires to accept employment on such terms; and

WHEREAS the parties hereto acknowledge that this Agreement is to be effective upon the resignation by Employee of his current employment, but no later than March 31, 2007 (the “Effective Date”).

In consideration of the mutual covenants herein contained, the parties agree as follows:

1.                                      Terms and Duties.  Commencing on the Effective Date (such date being the “Commencement Date”) and continuing through March 31, 2010, unless sooner terminated as herein provided or extended by mutual agreement of the parties (the “Employment Term”), the Employer hereby employs the Employee as Senior Vice President, Business Development, with such duties as Employer may designate during the Employment Term.  The Employee agrees to devote all of his business time and his best efforts to the business of Employer as may be necessary to perform his duties in accordance with the policies and budgets established from time to time by Employer. During the Employment Term, the Employee will not have any other employment.  Employee shall be bound by, and agree to comply with, all policies, procedures, and employment conditions of Employer in effect from time to time applicable to its employees.  Employee agrees to give Employer at least 14 days prior written notice of any voluntary resignation by Employee; provided that upon such notice Employer shall have the option of having the voluntary resignation by the Employee effective earlier.  Upon termination of Employee’s Employment for any reason, Employee shall immediately resign all offices held by Employee in the Employer and all of its affiliates and subsidiaries.

2.                                      Compensation.  For Employee’s services hereunder during the Employment Term, Employer shall pay to Employee a salary at the rate of $240,000 per year, payable periodically in accordance with Employer’s usual executive payroll payment procedures.  The Base Salary shall be reviewed annually by Employer for possible increase.

3.                                      Bonus.

(a)                                  Annual Discretionary Bonus.  Employee shall be eligible for an annual discretionary bonus of up to 40% of Employee’s base salary.  This bonus is discretionary with the Employer and shall be based upon Employer’s evaluation of Employee’s performance and the general performance of the Employer.  Such bonus shall commence with a bonus for a pro-rated portion of calendar year 2007, and shall be determined and paid within 120 days of the end of each calendar year of the Employment Term.

(b)                                 Term Bonus.     In addition to the Annual Discretionary Bonus, and provided that Employee remains employed by Employer as of such date, Employee shall be entitled to receive a bonus (a “Term Bonus”) in the following amounts on the following dates:

Amount	Date

$150,000	March 31, 2008

$250,000	March 31, 2009

$350,000	March 31, 2010

If paid the aggregate of the Term Bonuses shall equal $750,000.  Each of the foregoing dates shall be a “Term Bonus Payment Date”.  In the event that (i) Employee shall have elected to terminate his employment with Employer, or (ii) Employer shall have terminated Employee’s employment for “Cause” as defined in Section 9 of the Agreement, in each case prior to a Term Bonus Payment Date, Employee shall not be entitled to receive a Term Bonus on such Term Bonus Payment Date or any subsequent Term Bonus Payment Date.  In the event that Employer terminates Employee’s employment other than for “Cause” prior to any Term Bonus Payment Date, Employee shall be entitled to receive a partial Term Bonus calculated by multiplying the number of months from the Commencement Date of the Employment Term to the date of such termination by $20,833.33, and subtracting any Term Bonus previously paid to Employee; provided, however, if Employer terminates Employee other than for “Cause” prior to eighteen (18) months following the Commencement Date of the Employment Term and such termination follows a “Change of Control”, as hereinafter defined, the Term Bonus payment payable to Employee under the foregoing provision, plus any Term Bonus previously paid to Employee, shall total no less than $375,000.  For purposes hereof, the term “Change of Control” shall mean (i) a sale by the Employer of substantially all of its assets, unless such transaction results in such assets being owned or controlled by Wexford Capital LLC and/or its affiliates, either directly or indirectly, or (ii) a sale of the ownership interests in Employer by entities affiliated with Wexford Capital, LLC and constituting more than a 50% interest in Employer, unless such transaction results in at least 51% of such ownership interests being owned or controlled by Wexford Capital LLC and/or its affiliates, either directly or indirectly.

(c)                                  Offering Bonus.  In the event that during the Employment Term the Employer successfully complete a public offering of equity, Employee shall receive a one-time bonus of $150,000 in connection with the successful completion of such public offering and shall be eligible to participate in any incentive plan adopted by Employer for executives of the Employer which is to be effective upon and after such public offering.

4.                                      Place of Employment; Relocation Payment. The Employee’s regular place of employment during the Employment Term shall be at the Employer’s offices in Fayette County, Kentucky.  Employer agrees that for up to the first five (5) months of the Employment Term Employee will not reside in the Fayette County, Kentucky area.  Employer shall provide Employee with a one time relocation payment of $35,000 (“Relocation Bonus”) within ten (10) days of the Commencement Date.  In the event the Employee voluntarily resign his employment with Employer within twelve (12) months of the Commencement Date, Employee shall repay to Employer the sum of $2,916 multiplied by the number of whole or partial months remaining between the Employee’s voluntary resignation and twelve (12) months from the Commencement Date.

5.                                      Travel; Expenses.  The Employee shall engage in such travel as may reasonably be required in connection with the performance of his duties. All reasonable travel and other expenses incurred by the Employee (in accordance with the policies and the budget of the Employer established from time to time) in carrying out his duties hereunder will be reimbursed by the Employer on presentation to it of expense accounts and appropriate documentation in accordance with the customary procedures of the Employer for reimbursement of employee expenses.

6.                                      Confidentiality; Competition.

(a)                                  The Employer possesses and will continue to possess confidential information to which the Employee may gain access. For the purposes hereof, all non-public information about the business and affairs of the Employer (including, without limitation, business plans, real and personal property leases, financial, engineering and marketing information and information about costs, mining and processing methods, suppliers and customers, including such information created by Employee and confidential information of others obtained by Employer pursuant to confidentiality agreements) constitute “Employer Confidential Information.” Employee acknowledges that he will have access to and knowledge of Employer Confidential Information, and that improper use or disclosure of same by the Employee during or after the Employment Term could cause serious injury to the business of the Employer. Accordingly, the Employee agrees that he will forever keep secret and inviolate all Employer Confidential Information which comes into his possession, and that he will not use the same for his own private benefit, or directly or indirectly for the benefit of others, and that he will not disclose such Employer Confidential Information to any other person except as necessary in the proper pursuance of his duties.  Employee’s obligations with respect to the Confidential Information shall not apply to any information which is (i) either at the time of disclosure, or later becomes, through disclosure by someone other than Employee, public domain, or commonly known through the industry or (ii) received by Employee from a third party who does not owe a duty of confidentiality to the Employer.

(b)                                 The Employee agrees that during the Employment Term (and for a period of one (1) year after Employee’s voluntary resignation and ninety (90) days after termination of the Employee by the Employer with or without Cause) the Employee will not (whether as an officer, director, partner, proprietor, member, shareholder, investor, associate, employee, consultant, adviser, agent, contractor, public relations or advertising representative or otherwise), directly or indirectly, be engaged in the business of coal mining, coal processing, coal loading or coal marketing within the United States of America.  There is excluded from the foregoing non-compete and not restricted hereby Employee working after the Employment Term for a financial institution in the financial services industry even if such work involves providing financial services to the coal industry.  For purposes of the foregoing, the Employee shall be deemed to be engaged in any business with any person for whom he shall be an employee, officer, director, owner, employer, consultant, agent, contractor, shareholder, member or partner. Notwithstanding the foregoing, there shall be no restriction under this subsection (b) on the Employee owning, as a passive investment, less than five percent (5%) of the voting or non-voting securities of any publicly traded company. During such period of non-competition, and for a period of six (6) months thereafter, Employee shall not directly or indirectly solicit, interview or make any decision or recommendation to hire or to retain as a consultant or advisor or in any other capacity, any current employee of Employer, for himself, or for or to, any other person or entity.  Employee shall notify any subsequent employer of Employee of the foregoing agreement

(c)                                  The terms of this Agreement are intended to limit disclosure and competition by the Employee to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this paragraph 6 is too extensive to be legally enforceable, then the parties hereby agree that the scope and duration (not greater than that provided for herein) of such limitation shall be the maximum scope and duration which shall be legally enforceable and the Employee hereby consents to the enforcement of such limitation as so modified.

(d)                                 The Employee acknowledges that any violation by him of the provisions of this paragraph 6 could cause serious and irreparable harm and damage to the Employer. He further acknowledges that it might not be possible to measure such damages in money and that Employer’s remedy at law for a breach or threatened reach of the provisions of paragraph 6 would be inadequate. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by him of the provisions of this paragraph 6, the Employer may seek, in addition to any other rights or remedies, including money damages, an injunction or restraining order, restraining the Employee from doing or continuing to do or perform any acts constituting such breach or threatened breach. In the event Employer seeks an injunction or restraining order, Employee and Employer agree that Employer shall not be required to post a bond to obtain the necessary equitable relief.

7.                                      Benefits; Vacation. The Employer agrees to provide to the Employee the benefits available to all salaried employees generally, as modified from time to time.  Without limiting the foregoing, such benefits shall include family participation in Employer’s group health insurance plan, with Employer paying all premiums (but not deductibles or co-pays) in connection with such participation by Employee. Employee shall be entitled to three (3) weeks of vacation per year.  Unused vacation shall not carry over to future years.

8.                                      Employee’s Representation Regarding Prior and Future Employment.  Employee hereby represents to the Employer that he has full lawful right and power to enter into this Agreement and carry out his duties hereunder, and that same will not constitute a breach of or default under any employment, confidentiality, non-competition or other agreement by which he may be bound. Further, Employee hereby represents to the Employer that he is not listed in the Office of Surface Mining’s Applicant Violator System database.  Employee further agrees to provide prompt notice to Employer of Employee’s first subsequent employment after ceasing to be an employee of Employer.

9.                                      Termination for Cause or Voluntary Resignation by Employee.   If Employee shall:

(a)                                  commit an act of dishonesty against the Employer or fraud upon the Employer; or

(b)                                 breach his obligations under this Agreement and fail to cure such breach within five (5) days after written notice thereof, or

(c)                                  be indicted for or convicted of a crime involving moral turpitude; or

(d)                                 materially fail or neglect to diligently perform his duties hereunder;

then, and in any such case, the Employer may terminate the employment of the Employee for “Cause” hereunder.  In the event of termination for “Cause” or voluntary resignation by Employee, the Employee shall no longer have any right to any of the benefits (including future salary or bonus payments) which would otherwise have accrued or been payable after such termination.  However, in addition to the provisions of Section 3(b) above, in the event of a termination by Employer of the employment of the Employee other than for “Cause”, the Employer shall (i) pay to the Employee a severance payment equal to six (6) months of Employee’s base salary then in effect., plus (ii) continue Employee’s family health insurance coverage under Employer’s group plan, at no premium cost to Employee, until the earlier of (x) six (6) months following such termination other than “for cause”, or (y) the date Employee is covered under a health insurance policy through a subsequent employer.

10.                               Successors.  The rights, benefits, duties and obligations under this Agreement shall inure to and be binding upon the Employer, its successors and assigns and upon the Employee and his legal representatives, legatees and heirs. It is specifically understood, however, that this Agreement may not be transferred or assigned by the Employee. The Employer may assign any of its rights and obligations hereunder to any subsidiary or affiliate of the Employer, or to a successor or survivor resulting from a merger, consolidation, sale of assets or stock or other corporate reorganization, on condition that the assignee shall assume all of the Employer’s obligations hereunder and it is agreed that such successor or surviving corporation shall continue to be obligated to perform the provisions of this Agreement.

11.                               Waiver of Breach.  The failure of either party to insist upon the strict performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions, and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of the Employer shall be effective for any purposes whatsoever unless such waiver is in writing by Employer’s President.

12.                               Amendments.  No amendment or variations of the terms and conditions of this Agreement shall be made unless the terms of such amendment are in writing and-duly executed by Employee and Employer’s President.

13.                               Entire Agreement; Survival.  This Agreement constitutes the complete and entire agreement governing the terms and conditions of the employment relationship between the parties and supersedes any and all prior agreements or understandings. Both Employee and Employer acknowledge and agree that there are no oral or written understandings concerning the Employee’s employment by Employer outside of this Agreement.  The terms of this Agreement shall survive the termination or expiration of this Agreement and the conclusion of the Employment Term.

14.                               Governing Law.  This Agreement shall be construed and enforced pursuant to the laws of the Commonwealth of Kentucky, including matters of law relating to the choice of law.  Employee hereby consents to the jurisdiction of the courts of the Commonwealth of Kentucky, including the Fayette Circuit Court and hereby waives any objection to venue of any action brought in said court.

15.                               Counterparts.  This Agreement, as executed separately by the individual parties, shall be deemed to be an original, but all of which together shall constitute one document.

16.                               Confidential Terms.  Employee agrees to maintain as confidential the terms and conditions of this Agreement, provided however Employee may disclose the terms of this agreement to his legal counsel, and accountant or tax preparer, or as may be otherwise required by law.

17.                               JURY TRIAL WAIVER.  EMPLOYEE HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH REGARD TO ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EMPLOYMENT OF THE EMPLOYEE BY THE EMPLOYER.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

EMPLOYER:

Rhino Energy LLC

By:	/s/ Nicholas R. Glancy
Nicholas R. Glancy, President

EMPLOYEE:

/s/ Christopher N. Moravec
Christopher N. Moravec